Exhibit 4.32

PURCHASE AGREEMENT

This Purchase Agreement is entered into on July 1, 2013, by and between Giant Bright International Holdings Limited, a company duly incorporated in British Virgin Islands ("Company"), and Champion Connection Network H.K. Limited, a company duly incorporated in Hong Kong ("Investor").

WHEREAS,

(1)
The Investor, Shenzhen Champion Connection Co., Ltd. ("Champion") and Mr. Zhou entered into an Call Option Agreement in June 2013 ("Call Option Agreement"), whereby the Investor or its designated qualified entity may purchase all or part of shares of Champion held by the Investor as a shareholder of Champion, as well as the exclusive option to all or part of assets of Champion at any time ("Call Option"), subject to the requirements of the applicable laws of China;

(2)
The Investor undertakes that it is committed to developing the investment consulting business of the Company and its subsidiaries and affiliates, and will procure Champion to sell its assets, software, technologies, personnel and related businesses in the field of investment consulting business as a package to Shenzhen Newrand Securities Advisory and Investment Co., Ltd. ("Newrand", an affiliate of the Company), and for this purpose agrees to transfer the Call Option under the Call Option Agreement to the Company. Therefore, the Company agrees to issue a certain amount of the common shares of the Company and pay a certain amount of cash to the Investor, as the consideration for the above mentioned Call Option and the Investor's procuring Newrand to purchase the assets of Champion;

The Parties hereby enter into the following agreements:

1. PURCHASE OF COMPANY SHARES

1.1 Subscription and Issuance of Common Shares

a)
On or before the Closing (as defined below), as the consideration for the Investor's transfer of the Call Option and procuring Newrand to purchase the assets of Champion, the Company shall already approve the Investor to purchase and will issue 3,000 common shares to the Investor at the par value of US$ 1.00 per share, and these shares account for thirty percent (30%) ("Shares") of all issued and outstanding share capital of the Company immediately after the Closing.

b)
Subject to the terms and conditions of this Agreement, at the time of Closing, the Investor agrees to purchase while the Company agrees to sell and issue to the Investor the amount of Shares corresponding to the Investor listed in Schedule A under this Agreement at the price of US$ 1.00.

1.2 Closing

When all closing preconditions set forth in Article 5 and Article 6 hereof have been properly satisfied or waived, the purchase of the Shares shall be completed as soon as practical by the forms of remote closing documents and signature, or at any other time or place agreed by the Company and the Investor (such time and place are defined as "Closing"). At the time of Closing, if the purchase price of the Shares is paid by cheque, telegraphic transfer or both, the Company shall deliver to the Investor a share certificate representing the Shares purchased by the Investor.

2. SALE OF CALL OPTION BY INVESTOR TO THE COMPANY

2.1 Purchase and Price of the Option

The Investor hereby agrees to sell and transfer to the Company its Call Option for 80% of the shares and assets of Champion. As the consideration for the Investor's sale of Call Option and procuring Newrand to purchase the assets of Champion, the Company hereby agrees to remit an amount in U.S. dollar equivalent to RMB 20,000,000 to the Investor's designated bank account no later than three business days prior to the Closing.

2.2 Transfer of Call Option after Closing

After the Investor has transferred 80% of the Call Option to the Company on or before the Closing in accordance with this Agreement, the Investor shall cause to sign an amendment to the Option Agreement between the Company and Champion, so that the Company will replace the Investor as the holder of 80% of the Call Option.

3. Representations and Warranties of the Company

The Company hereby makes the following representations and warranties to the Investor:

3.1 Organization, Good Standing and Validity

The Company is a corporation duly established, having good standing and validly existing under the laws of British Virgin Islands, and has all corporate powers and authorities to operate its existing businesses.

3.2 Valid Actions of the Company, Shareholders and Officers

Prior to the Closing, the Company and its officers, directors and shareholders have taken or will take all necessary corporate actions to approve, execute, deliver and perform all obligations of the Company hereunder, and approve, issue, sell and deliver the Shares sold hereunder. This Agreement constitutes the legally effective and binding obligation on the Company and may be enforced against the Company in accordance with the terms and conditions hereof.

3.3 Effective Issuance of Shares

The Shares purchased by the Investor according to this Agreement, when issued, sold and delivered according to the terms and conditions hereof and at the price stipulated herein, will become the shares properly and validly issued, fully paid and non-assessable shares, and may be transferred without any restriction, other than the transfer restriction stipulated herein and the restriction under the applicable securities laws.

3.4 Compliance with Requirements of Other Documents

The Company has not violated, defaulted, breached or conflicted with any provision of its articles of association, or violated, defaulted, breached or conflicted with any instrument, judgment, decree, writ, order, or to the knowledge of the Company, any law, regulation or rule applicable to the Company (including but not limited to any law, regulation or rule regarding privacy, personal identity information or export restriction).

4. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor hereby makes the following representations and warranties:

4.1 Authority

The Investor has full power and authority to execute this Agreement. This Agreement constitutes the legally effective and binding obligation on the Investor, and may be enforced against the Investor in accordance with the terms and conditions of this Agreement, unless it is restricted by: (a) any applicable law regarding bankruptcy, liquidation, reorganization, moratorium or generally affecting the creditor's rights; or (b) any applicable law regarding enforcement, injunctive relief or any other similar means.

4.2 Information Disclosure

The Investor hereby acknowledges that it has received all information necessary for its decision to purchase the Shares. The Investor further acknowledges that it has the opportunity to raise questions and receive answers to and from the Company regarding the requirements of the Shares, and business, assets, outlook and financial conditions of the Company. However, the preceding sentence does not constitute a restriction on the representations and warranties made by Company in Article 3 hereof, or prejudice the Investor's right to rely upon the representations and warranties made by Company in Article 3 hereof.

4.3 Call Option Agreement

The Investor hereby acknowledges that the Option Agreement constitutes the lawfully effective and binding obligation and may be enforced against the Investor in accordance with the terms and conditions of the Option Agreement, and the Call Option transferred to the Company is free from any encumbrance. Such transfer is not required to obtain the approval of any third party.

5. PRECONDITIONS FOR THE INVESTOR'S PERFORMANCE OF CLOSING OBLIGATION

As the preconditions for fulfilling the closing obligation by the Investor according to Article 1 hereof, the following conditions shall be satisfied to the satisfaction of the Investor or waived by the Investor on or before the Closing:

5.1 Performance

The Company shall already perform and comply with, or procure other related group companies to perform and comply with this Agreement, the Option Agreement and the related assets purchase agreement signed among Newrand, the ultimate beneficiary of the Investor and Champion (Chinese affiliates of the Investor controlled by the ultimate beneficiary of the Investor), and such agreement shall provide all obligations to be performed and complied with at all material aspects and at or before the Closing by the Company or its related group companies under certain Assets Purchase Agreement relating to the investment consulting business ("Assets Purchase Agreement", and together with this Agreement collectively as "Transaction Documents").

5.2 No Prohibition; Authority

There is not any applicable law which prevents the completion of the transactions contemplated in the Transaction Documents. All consents as required by the Transaction Documents to be obtained by the Company from any competent government authorities or from any other person prior to the Closing and relating to the transactions have been obtained and remain effective at the Closing.

5.3 Transaction Documents

All Parties to the Transaction Documents, other than the Investor, have dully executed and delivered the Transaction Documents to the Investor.

6. PRECONDITIONS FOR THE COMPANY'S PERFORMANCE OF CLOSING OBLIGATION

As the preconditions for fulfilling the closing obligation by the Company according to Article 1 hereof, the following conditions shall be satisfied to the satisfaction of the Company or waived by the Company on or before the Closing:

6.1 Performance

The Investor shall already perform and comply with, or procure its affiliates to perform and comply with all obligations and terms which shall be performed and complied with by the Investor at all material aspects and at or before the Closing under this Agreement and the Transaction Documents. It shall include that the Investor has procured Champion and Newrand to execute an Assets Purchase Agreement, and the Champion has fulfilled its obligation of assets closing under the Assets Purchase Agreement.

6.2 Transaction Documents

The Investor has duly executed and delivered to the Company the Transaction Documents to which the Investor is a party.

7. COMMITMENT AFTER CLOSING

7.1 Extra Issuance of Milestone Shares

a)
The Company agrees to, in accordance with this Article 7.1 and always subject to Article 7.2, issue an extra amount of shares accounting for five percent (5%) of then issued and outstanding share capital to the Investor or its designated assignees at the zero price or nominal price when the following Milestones are reached.

b)	For the purpose of this Agreement, "Milestones" refer to the following events (each as "Milestone"):

i.
Zhengyong Information Technology (Shanghai) Co., Ltd ("Platform Company"), together with Licensed Companies (as defined below) and other related Affiliates, generates a general income of RMB 300,000,000 (calculated only in accordance with balance of deposits in the account) in FY2015, 2016 or 2017 ("Qualified Year") on business cooperation ("Cooperated Business");

For the purpose of this Agreement, "Licensed Companies" shall refer to (1) Shenzhen Newrand Securities Advisory and Investment Co. Ltd., (2) Shanghai Stockstar Securities Advisory and Investment Co., Ltd., (3) East Win Investment Consulting Co., Ltd. and (4) Sinoinfo (Dalian) Investment Consulting Co., Ltd. are limited liability companies duly established and existing in accordance with the laws of People's Republic of China (each as "Licensed Company").

ii.	In any qualified year, the AT gross profit of (x) the Platform Company, (y) the Licensed Company and (z) other related Affiliates are no less than RMB 40,000,000; and

iii.
The investment consulting license and the securities business license held by any Licensed Company pass the annual inspection of relevant competent authorities both in the qualified year and the fiscal year subsequent to this qualified year, and related written certificates have been sent to the Company.

For avoidance of doubt, Milestone Shares shall not be issued unless all the Milestones are reached, provided that the Company may waive the Milestones stipulated in Article 7.1(b)(iii) if there is any occurrence as follows: (i) relevant Licensed Companies actively sell problematic investment consulting licenses and the securities business licenses, or (ii) any Licensed Company fails to pass the annual inspection of relevant competent authorities due to the reasons of Licensed Companies, the Investor or related staff, or other reasons unrelated to agents.

7.2 Call Option of the Company upon Termination of the Cooperation

a)
Notwithstanding any provision hereof to the contrary, if (i) the Assets Purchase Agreement is terminated before its expiration date; (ii) the Investor or its affiliate materially breached the Assets Purchase Agreement or made any material misrepresentation therein; (iii) the investment consulting business is terminated during the term of this Agreement due to any cause not attributable to any group company; or (iv) the investment consulting license held by any Licensed Company is revoked, unable to be renewed or becomes effective, the Company may issue a repurchase notice ("Repurchase Notice") to the Investor, to repurchase the Shares held and received by the Investor according to Article 1 hereof at the zero price or nominal price (as adjusted in case of share split, consolidation, dividend, reclassification or similar event) ("Repurchased Shares").

b)
The Investor shall make its best efforts to complete the necessary steps for transferring the Repurchased Shares to the Company, including but not limited to execution of the transfer instrument and surrendering the share certificate representing such shares to the Company for cancellation within five days upon receipt of the Repurchase Notice.

c)
For avoidance of doubt, notwithstanding any provision of this Agreement to the contrary, after the Company exercises its Call Option contemplated in this Article 7, the Company's obligation to issue any Milestone Shares to the Investor shall be terminated.

7.3 Right to Distribution of Dividends

The Investor hereby agrees and confirms that, in addition to any right under the articles of association as amended by the Company from time to time or under the applicable laws, (i) it shall be entitled to the distributable dividends generated from the following aspects only relating to the Shares held by the Company: (x) the Platform Company, the Licensed Companies or other relevant affiliates; or (y) the Cooperative Business after the Closing; and (ii) it hereby waives the right to the dividends generated from the following aspects relating to the Shares held by the Company prior to the Closing: (x) the net assets of the Platform Company, the Licensed Companies or other relevant affiliates; or (y) the Cooperative Business prior to the Closing.

8. MISCELLANEOUS

8.1 Successors and Assignees

Unless it is otherwise stipulated herein, the terms and conditions of this Agreement shall be binding upon and inure to the Parties and their respective successors and assignees (including assignees of any Shares). Unless it is expressly stipulated herein, no provision of this Agreement creates or shall be construed to create any right, remedy, obligation or debt for any person other than the Parties and their respective successors and assignees.

8.2 Governing Law

This Agreement shall be governed by and construed in accordance with the applicable laws of Hong Kong Special Administrative Region, the People’s Republic of China.

8.3 Dispute Settlement

If a dispute relating to this Agreement cannot be settled by the Parties, it shall be submitted to Hong Kong International Arbitration Center ("HKIAC") for final settlement according to then effective UNCITRAL Arbitration Rules ("UNCITRAL Rules"), which shall be incorporated into this Article 8.3 by citation, subject to the following provisions: the arbitral tribunal shall be composed of one (1) arbitrator appointed by HKIAC according to the UNCITRAL Rules. The arbitration shall be in Chinese. Notwithstanding any provision of this Agreement or the UNCITRAL Rules, the arbitral tribunal may not issue any award of injunctive relief or similar relief in respect of this Agreement, unless the following conditions are satisfied: (i) such award can be obviously appealed and reviewed at the courts in Hong Kong; and (ii) if such award is affirmed, it will not cause any damage or restriction to or attach any condition on the right or ability of any Party or its Affiliates to operate business or carry out or dispose of other investments.

8.4 Counterpart

This Agreement is executed in the form of fax or electronic signature page, and may be executed in two (2) or more counterparts, and each of counterparts shall be deemed as an original copy, but all counterparts shall constitute one (1) instrument.

8.5 Heading

All headings and sub-headings of this Agreement are only inserted herein for convenience, and shall not be applied to construe or interpret this Agreement.

8.6 Notice

Any notice or other communication required hereunder shall be in writing forms, and deemed as duly served when: (a) it is delivered to the addressee by personal delivery; (b) it is delivered by email or fax with confirmation during the normal business hours of the addressee, if during non-business hours, it shall be deemed as duly served on the next business day; (c) on the five (5) days after it is sent by registered mail with return receipt and postage prepaid; or (d) on the next day after it is sent by a national recognized overnight courier service with a written confirmation of receipt. All communications shall be sent to the address of the other Party indicated in the signature page below (or any other address as notified according to this Article 8.6).

8.7 Amendment and Waiver

Any amendment to the provisions hereof or waiver of compliance with any provision hereof (whether generally or specifically, and whether retroactive or not) shall be of no effect and force, unless the same is agreed by the Company and the Investor in writing.

8.8 Severability

If any or more provisions hereof are held as enforceable under the applicable laws, such provisions shall be precluded from this Agreement, and the remaining provisions of this Agreement shall be construed after such preclusion and this Agreement shall be enforced according to the remaining provisions.

8.9 Entire Agreement

This Agreement and the documents referred to herein constitute an entire agreement between the Parties, and each Party is not bound by or liable for any representation, warranty or undertaking other than the representations, warranties and undertakings made by it in this Agreement or any document referred to herein.

[THE REMAINING PART OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date indicated first above.

COMPANY:

GIANT BRIGHT INTERNATIONAL HOLDINGS LIMITED

By:
Name:
Title:
Address:

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date indicated first above.

INVESTOR:

Champion Connection Network H.K Limited

By:
Name:
Title:

Signature Page to SUBSCRIPTION Agreement for
MAINFAME GROUP Limited

Schedule A

附件A

Schedule of Investors

Name 姓名	Number of Subscribed Shares 认购股票数	Total Subscription Price of Shares 认购股票总价格
Champion Connection Network H.K Limited	3,000	US$3000

TOTAL总计	3,000	US$3000